EXHIBIT 99.1

Investor and Media Contacts:

Phyllis A. Knight	Colleen T. Bauman
Chief Financial Officer	Investor Relations
(248) 340-9090	(248) 340-7731

CHAMPION ENTERPRISES, INC.
REPORTS FIRST PROFITABLE
YEAR SINCE 1999

Improved fourth quarter results reported.
Highlights include increased operating income,
stronger factory backlogs and growth in modular sales.

     Auburn Hills, Mich., February 15, 2005—Champion Enterprises, Inc. (NYSE: CHB), a leader in the factory-built housing industry, today reported results for its year and fourth quarter ended January 1, 2005. The company reported its first profitable year since 1999 and 2004 net income improved $120 million over 2003. For the year, the company reported revenues of $1.15 billion and net income of $17 million, or $0.21 per diluted share, compared to revenues of $1.14 billion and a net loss of $103 million, or $1.86 per diluted share, in 2003. For the quarter, the company reported revenues of $291 million and a net loss of $2.1 million, or $0.03 per diluted share, compared to slightly lower revenues and a net loss of $3.6 million, or $0.06 per diluted share, in the fourth quarter of 2003.

     Champion’s improved results reflect continuing progress in its core manufacturing operations, which reported strong year-over-year margin improvement. Comparisons of net sales, income (loss) from continuing operations, and net income (loss) for the periods reported are shown below:

	(Unaudited)
	Three months ended				Twelve months ended
(In millions, except per share)	Jan. 1,		Jan. 3,		Jan. 1,		Jan. 3,
	2005		2004		2005		2004
Net sales	$291.4		$291.3		$1,150.2		$1,140.7

Income (loss)-cont. operations	($2.2	)(1)	($3.5	)(2)	$15.8	(3)	($83.3	)(4)
Per diluted share	($0.03)		($0.06)		$0.19		($1.52)

Net income (loss)	($2.1	)(1)	($3.6	)(2)	$17.0	(3)	($103.1	)(4)
Per diluted share	($0.03)		($0.06)		$0.21		($1.86)

(1)	Included a $2.0 million warrant valuation charge and $6.5 million of restructuring charges.
(2)	Included a $0.8 million warrant valuation charge, $1.0 million of restructuring charges, and a $3.2 million loss on debt retirement. Net loss also included a $3.7 million favorable tax adjustment.
(3)	Included a $5.5 million warrant valuation charge, $5.5 million of restructuring charges, and a $2.8 million loss on debt retirement. Net income also included a $12.0 million favorable tax adjustment.
(4)	Included a $3.3 million warrant valuation charge, $30.0 million of restructuring charges, $34.2 million of goodwill impairment charges, and a $10.6 million gain on debt retirement. Net loss also included a $7.0 million favorable tax adjustment.

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2004 Fourth Quarter and Full Year Highlights

•	In the fourth quarter, manufacturing operations reported a 6.1% margin, or $15.4 million of segment income despite including $3.8 million of restructuring charges. Before these charges, manufacturing segment margin was 7.6% of net sales, the best fourth quarter margin since 1998;

•	Manufacturing backlogs at year end totaled $90 million, more than double the year earlier level;

•	Modular homes sold continued to increase, up 5% year-over-year for the quarter and 25% for the year, now representing 15% of manufacturing home shipments and 19% of manufacturing revenues;

•	For the quarter, cash flows from continuing operating activities totaled $4.5 million, while cash and cash equivalents increased to $142.3 million.

Management Comments and Outlook

     William Griffiths, President and Chief Executive Officer, commented, “Our fourth quarter results, which showed year-over-year improvement on only slightly higher sales, are due to our increased focus on margin improvements through productivity gains. Strong segment earnings continued to be reported by our core manufacturing operations despite restructuring charges and the manufactured housing industry continuing for the second successive year at a shipment level of approximately 131,000 homes, the lowest level since 1962. During 2004 industry shipments of multi-section manufactured homes, where we enjoy our strongest market share, continued to decline and were down 8% versus 2003. However, the modular housing market grew an estimated 15% in the latest twelve months and our share of that market continued to improve.

     “This is now our seventh consecutive quarter with year-over-year manufacturing margin improvement and at least double-digit growth in segment income,” Griffiths continued. “We expect to continue to report productivity gains as we move forward in 2005. With restructuring at our homebuilding facilities largely behind us, we will continue to focus on margin growth at all locations. We will also work to leverage our strong cash balances and improved financial position to capitalize on growth opportunities, including the re-investment of capital in our factories to support productivity initiatives.

     “During the quarter we sold nine retail locations, generating $6.8 million in cash. We are now in active, but preliminary discussions with several interested parties for the sale of various other retail centers. If successful, we would exit most of our traditional retail business within six months, while generating cash and with no material effect on earnings. We have no plans to divest of our successful, non-traditional retail operations, Advantage Homes, which specialize in the re-development of California communities through 18 profitable sales centers,” Griffiths concluded.

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Operating Results

     Below is a summary of Champion’s results:

	(Unaudited)
	Three months ended			Twelve months ended
(In millions)	Jan. 1,	Jan. 3,	Better/	Jan. 1,	Jan. 3,	Better/
	2005	2004	(worse)	2005	2004	(worse)
Manufacturing segment inc. *	$19.2	$11.3	$7.9	$62.5	$30.1	$32.4
Retail segment inc. (loss) *	(1.0)	(1.2)	0.2	2.4	(5.6)	8.0
General corporate expenses	(8.3)	(6.6)	(1.7)	(27.7)	(30.7)	3.0
Intercompany eliminations *	0.8	0.6	0.2	0.3	1.1	(0.8)
Interest expense, net	(4.1)	(6.2)	2.1	(17.9)	(26.8)	8.9
Restructuring charges, net	(6.5)	(1.0)	(5.5)	(5.5)	(30.0)	24.5
Mark-to-market charge for common stock warrant	(2.0)	(0.8)	(1.2)	(5.5)	(3.3)	(2.2)
Debt retirement (loss) gain	—	(3.2)	3.2	(2.8)	10.6	(13.4)
Goodwill impairment charges	—	—	—	—	(34.2)	34.2
Income tax (expense) benefit	(0.3)	3.6	(3.9)	10.0	5.5	4.5

Income (loss)-cont. operations	(2.2)	(3.5)	1.3	15.8	(83.3)	99.1
Income (loss)-discont. operations	0.1	(0.1)	0.2	1.2	(19.8)	21.0

Net income (loss)	($2.1)	($3.6)	$1.5	$17.0	($103.1)	$120.1

*Before restructuring charges.

Manufacturing- In the fourth quarter of 2004, manufacturing net sales increased to $254 million from $248 million in the prior year. Segment income rose 38% to $15.4 million, or 6.1% of net sales, from $11.2 million, or 4.5% of net sales, a year earlier. Results in the fourth quarter of 2004 included $3.8 million of restructuring charges related to the closure and consolidation of a manufacturing facility in Alabama.

Retail- For the quarter ended January 1, 2005, Champion’s retail operations reported a loss as a result of the closure and divestiture of traditional retail locations. Closed locations had a loss of $4.6 million, including $3.5 million of restructuring charges for the closure of 12 sales centers, while ongoing retail operations reported income of $0.2 million. Net sales for the quarter decreased 10% from a year earlier due to a decline in the average number of sales lots in operation, partially offset by an increase in the average new home selling price.

Other- Results in the fourth quarter of 2004 included a mark-to-market charge of $2.0 million related to the company’s outstanding common stock warrant for 2.2 million shares as a result of the increase in Champion’s common stock price during the period. General corporate expenses rose during the quarter and are expected to continue into 2005 at this higher level as a result of a variety of margin improvement initiatives, including an ERP system implementation that was piloted in 2004, as well as higher costs generally to operate as a public company. Net interest expense decreased 33% versus the year earlier quarter as a result of debt reduction completed over the last two years.

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     Results in the 2004 year-to-date period included $5.5 million of charges for the company’s common stock warrant, a $2.8 million loss on debt retirement and a $12 million income tax benefit as a result of decreasing the allowance for tax adjustments. Also, $1.1 million of income from discontinued operations resulted from the settlement of contractual obligations.

Financial Position

     During the quarter $4.5 million of cash was generated from continuing operating activities primarily driven by cash earnings. The company ended 2004 with cash and cash equivalents totaling $142 million and net debt (total debt less cash and cash equivalents) at 42% of total net capital (net debt divided by shareholders’ equity, redeemable convertible preferred stock, and net debt), our lowest level since 1998. Champion has an estimated $120 million of federal tax loss carry forward available to offset certain future taxable income.

Conference Call

     Mr. Griffiths and Ms. Knight will review results in a conference call for investors and analysts beginning at 11:00 am eastern time tomorrow. To participate in the conference call, please call the number below:

Dial-in #:	(866) 800-8648
Pass code #:	88252003

     A replay of the conference call will be available after 1:00 pm eastern time tomorrow through midnight on Wednesday, February 23, 2005. The recording may be heard by dialing the number below:

Dial-in #:	(888) 286-8010
Pass code #:	61880346

     The live call and the replay can also be accessed using the company’s website, www.championhomes.net.

About Champion

     Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is one of the industry’s leading manufacturers and has produced over 1.6 million homes since the company was founded. The company operates 29 homebuilding facilities in 14 states and two Canadian provinces and 59 retail locations in 15 states. Over 2,400 independent retailers, including 845 Champion Home Center locations, and approximately 500 builders and developers also sell Champion-built homes. Further information can be found at the company’s website.

Forward Looking Statements

     This news release contains certain statements, including statements regarding the company’s financial position, growth opportunities, improving productivity and margins, that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company’s views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company’s most recently filed Form 10-K and other SEC filings, in each case under the section entitled “Forward Looking Statements,” and those discussions regarding risk factors are incorporated herein by reference. (more)

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY
(Dollars and weighted shares in thousands, except per share amounts)

	(Unaudited)
	Three Months Ended (1)			Twelve Months Ended (1)
	Jan. 1,	Jan. 3,	%	Jan. 1,	Jan. 3,	%
	2005	2004	Change	2005	2004	Change
Net sales:
Manufacturing	$253,727	$247,993	2%	$1,002,164	$981,254	2%
Retail	59,250	66,037	(10%)	245,978	269,146	(9%)
Less: intercompany	(21,600)	(22,700)		(97,900)	(109,686)

Total net sales	291,377	291,330		1,150,242	1,140,714	1%

Cost of sales (2)	241,469	246,251	(2%)	953,854	974,295	(2%)

Gross margin	49,908	45,079	11%	196,388	166,419	18%

Selling, general and administrative expenses	40,744	40,964	(1%)	159,414	180,398	(12%)
Mark-to-market charge for common stock warrant (3)	2,000	800		5,500	3,300
Loss (gain) on debt retirement (4)	—	3,194		2,776	(10,639)
Goodwill impairment charges (2)	—	—		—	34,183
Restructuring charges (2)	4,900	1,000		4,900	21,100

Operating income (loss)	2,264	(879)	358%	23,798	(61,923)	138%

Interest expense, net	4,130	6,203	(33%)	17,984	26,847	(33%)

Income (loss) from continuing operations before income taxes (5)	(1,866)	(7,082)	74%	5,814	(88,770)	107%

Income tax expense (benefit) (6)	300	(3,550)		(10,000)	(5,500)

Income (loss) from continuing operations	(2,166)	(3,532)	39%	15,814	(83,270)	119%

Income (loss) from discontinued operations net of taxes (7)	79	(58)		1,197	(19,814)

Net income (loss)	$(2,087)	$(3,590)	42%	$17,011	$(103,084)	117%

Income (loss) from continuing operations	$(2,166)	$(3,532)		$15,814	$(83,270)
Less: preferred stock dividends	(258)	(109)		(936)	(728)
Less: amount allocated to participating securities (8)	—	—		(995)	—
Less: charge to retained earnings for induced preferred stock conversion (3)	—	—		—	(3,488)

Income (loss) from continuing operations available to common shareholders	$(2,424)	$(3,641)	33%	$13,883	$(87,486)	116%

Basic income (loss) per share (8):
Income (loss) from continuing operations	$(0.03)	$(0.06)	50%	$0.20	$(1.52)	113%
Income (loss) from discontinued operations	—	—		0.01	(0.34)

Net income (loss)	$(0.03)	$(0.06)	50%	$0.21	$(1.86)	111%

Weighted shares for basic EPS	71,916	61,970		70,494	57,688

Diluted income (loss) per share (8):
Income (loss) from continuing operations	$(0.03)	$(0.06)	50%	$0.19	$(1.52)	113%
Income (loss) from discontinued operations	—	—		0.02	(0.34)

Net income (loss)	$(0.03)	$(0.06)	50%	$0.21	$(1.86)	111%

Weighted shares for diluted EPS	71,916	61,970		71,982	57,688

See accompanying Notes to Financial Information.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

		(Unaudited)
	Jan. 1,	Oct. 2,	Jan. 3,
Assets	2005	2004	2004
Cash and cash equivalents	$142,266	$132,707	$145,868
Restricted cash	529	529	8,341
Accounts receivable, trade	22,717	40,173	13,773
Inventories	105,580	124,012	98,824
Other current assets	14,415	13,484	18,325

Total current assets	285,507	310,905	285,131

Property, plant and equipment, net	86,021	90,874	95,821
Goodwill	126,591	126,553	126,537
Non-current assets of discontinued operations (7)	5	9	68
Other non-current assets	18,897	18,817	20,743

	$517,021	$547,158	$528,300

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity

Floor plan payable	$11,835	$13,861	$14,123
Accounts payable	15,862	36,200	26,724
Current liabilities of discontinued operations (7)	81	108	3,173
Other accrued liabilities	148,559	160,842	167,624

Total current liabilities	176,337	211,011	211,644

Long-term debt (4)	201,190	201,323	245,468
Other long-term liabilities	41,444	39,117	47,510
Redeemable convertible preferred stock (3)	20,750	20,750	8,689
Shareholders’ equity	77,300	74,957	14,989

	$517,021	$547,158	$528,300

See accompanying Notes to Financial Information.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS
(In thousands)

	(Unaudited)
	Three Months Ended (1)		Twelve Months Ended (1)
	Jan. 1,	Jan. 3,	Jan. 1,	Jan. 3,
	2005	2004	2005	2004
Income (loss) from continuing operations	$(2,166)	$(3,532)	$15,814	$(83,270)
Adjustments:
Depreciation	2,729	2,988	11,395	15,203
Mark-to-market charge for common stock warrant (3)	2,000	800	5,500	3,300
Loss (gain) on debt retirement (4)	—	3,194	2,776	(10,639)
Goodwill impairment charges (2)	—	—	—	34,183
Fixed asset impairment charges, net (2)	3,854	(2,958)	3,014	12,389
Changes in cash collateral deposits (9)	—	—	—	9,600
Refundable income taxes	—	(2,523)	3,123	58,397
Decrease in allow. for tax adjustments (6)	—	—	(12,000)	—
Changes in working capital	8,551	24,127	(33,561)	17,037
Changes in accrued liabilities	(10,058)	(13,494)	(10,183)	(486)
Other	(436)	(2,890)	2,680	5,698

Cash provided by (used for) continuing operations	4,474	5,712	(11,442)	61,412

Income (loss) from discontinued operations	79	(58)	1,197	(19,814)
(Increase) decrease in net assets of discontinued operations	(2)	778	(3,008)	25,854

Cash provided by (used for) discontinued operations (7)	77	720	(1,811)	6,040

Additions to property, plant and equipment	(2,207)	(1,777)	(8,672)	(6,145)
Acquisition related deferred purchase price payments	—	—	—	(3,882)
Proceeds on sale of retail businesses	6,813	—	6,813	—
Proceeds on disposal of fixed assets	76	4,999	3,721	10,192
Other	(45)	(55)	(208)	(501)

Cash provided by (used for) investing activities	4,637	3,167	1,654	(336)

Decrease in floor plan payable, net	(2,026)	(719)	(2,288)	(3,024)
Repayment of industrial revenue bond and other debt	33	(286)	(6,307)	(766)
Purchase of Senior Notes (4)	—	—	(10,395)	(35,830)
(Increase) decrease in restricted cash (9)	—	(7,829)	7,888	42,542
Preferred stock issued, net (3)	—	—	12,000	—
Common stock issued, net	2,623	326	7,777	1,390
Dividends paid on preferred stock	(259)	(164)	(678)	(1,101)
Deferred financing costs	—	145	—	(1,840)

Cash provided by (used for) financing activities	371	(8,527)	7,997	1,371

Increase (decrease) in cash and cash equivalents	9,559	1,072	(3,602)	68,487
Cash and cash equivalents at beginning of period	132,707	144,796	145,868	77,381

Cash and cash equivalents at end of period	$142,266	$145,868	$142,266	$145,868

See accompanying Notes to Financial Information.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)

(1) The three and twelve months ended January 1, 2005 include 13 and 52 weeks, respectively, compared to 14 and 53 weeks, respectively, for the three and twelve months ended January 3, 2004.

(2) A reconciliation of closing-related expenses, including fixed asset impairment charges, follows (in thousands):

	Three Months Ended		Twelve Months Ended
	Jan. 1,	Jan. 3,	Jan. 1,	Jan. 3,
	2005	2004	2005	2004
Closing-related expenses:
Cost of sales	$1,600	$—	$600	$8,900
Restructuring charges	4,900	1,000	4,900	21,100

	$6,500	$1,000	$5,500	$30,000

By segment:
Manufacturing	$3,800	$100	$2,800	$22,800
Retail	3,500	900	3,500	9,300
Intercompany	(800)	—	(800)	(2,100)

	$6,500	$1,000	$5,500	$30,000

The year-to-date period in 2003 also included $34 million of retail goodwill impairment charges.

(3) As a result of increases in the company’s common stock price, during the three and twelve months ended January 1, 2005 Champion recorded charges of $2.0 million and $5.5 million, respectively, for the change in estimated fair value of an outstanding common stock warrant for 2.2 million shares issued in connection with the Series C preferred stock. Charges of $0.8 million and $3.3 million, respectively, related to this warrant were recorded during the quarter and year ended January 3, 2004. During the first quarter of 2004, the preferred shareholder exercised its right to purchase $12 million of Series B-2 preferred stock. During the first quarter of 2003, the company agreed to accelerate the reduction in the conversion price for its Series C preferred stock. This amendment to the preferred stock terms was accounted for as an induced conversion, resulting in a charge directly to retained earnings of $3.5 million and an increase in the loss per share of $0.06 per diluted share.

(4) During the year-to-date period of 2004, the company recorded a net pretax loss of $2.8 million from the purchase and retirement of $37.9 million of Senior Notes due 2007 and 2009 for $10.4 million of cash and 3.9 million shares of common stock. During the fourth quarter of 2003, the company issued 6.7 million shares of its common stock in exchange for $44.7 million of its Senior Notes due 2007 and 2009, resulting in a pretax loss of $3.2 million. In the year-to-date period of 2003, the company recorded net pretax gains of $10.6 million resulting from the purchase and retirement of $95.3 million of Senior Notes for cash payments totaling $35.8 million and the 6.7 million shares of common stock. As of the dates below, long-term debt consisted of the following (in thousands):

				Debt Reduction
	Jan. 1,	Oct. 2,	Jan. 3,
	2005	2004	2004	3 Months	12 Months
Senior Notes due 2007	$97,510	$97,510	$111,010	$—	$(13,500)
Senior Notes due 2009	89,273	89,273	113,715	—	(24,442)
Industrial revenue bonds	12,430	12,430	18,145	—	(5,715)
Other	1,977	2,110	2,598	(133)	(621)

	$201,190	$201,323	$245,468	$(133)	$(44,278)

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)

(5) The company evaluates the performance of its manufacturing and retail segments based on earnings (loss) before interest, income taxes and general corporate expenses. A reconciliation of income (loss) from continuing operations before income taxes for the periods presented follows (dollars in thousands):

Three months ended:	Jan. 1,	Related	Jan. 3,	Related	%
	2005	Sales	2004	Sales	Change
Manufacturing segment income	15,418	6.1%	$11,207	4.5%	38%
Retail segment loss	(4,422)	(7.5%)	(2,051)	(3.1%)	(116%)
General corporate expenses	(8,332)		(6,641)		(25%)
Mark-to-market charge for stock warrant	(2,000)		(800)
Loss on debt retirement	—		(3,194)
Intercompany eliminations	1,600		600
Interest expense, net	(4,130)		(6,203)		33%

Loss from continuing operations before income taxes	$(1,866)	(0.6%)	$(7,082)	(2.4%)	74%

Twelve months ended:	Jan. 1,	Related	Jan. 3,	Related	%
	2005	Sales	2004	Sales	Change
Manufacturing segment income	$59,731	6.0%	$7,253	0.7%	724%
Retail segment loss	(1,051)	(0.4%)	(14,831)	(5.5%)	93%
General corporate expenses	(27,706)		(30,717)		10%
Mark-to-market charge for stock warrant	(5,500)		(3,300)
(Loss) gain on debt retirement	(2,776)		10,639
Intercompany eliminations	1,100		3,216
Goodwill impairment charges	—		(34,183)
Interest expense, net	(17,984)		(26,847)		33%

Income (loss) from continuing operations before income taxes	$5,814	0.5%	$(88,770)	(7.8%)	107%

For the quarter ended January 1, 2005, restructuring charges were $3.8 million in manufacturing, $3.5 million in retail and $0.8 million of income for intercompany profit eliminations. For the year then ended, manufacturing segment results also included $1.0 million of income for the reversal of restructuring reserves recorded in prior periods. In 2003 the quarter included restructuring charges of $0.1 million in manufacturing and $0.9 million in retail and the year included restructuring charges of $22.8 million in manufacturing, $9.3 million in retail and $2.1 million of income for intercompany profit eliminations.

(6) The effective tax rates for the periods presented differ from the 35% federal statutory rate because the company has a 100% deferred tax asset valuation allowance. In addition, the company currently has an estimated $120 million federal tax loss carry forward, the benefits of which can only be recorded to the extent of future taxable income. The income tax benefit in the year-to-date period of 2004 included a $12 million decrease in the allowance for tax adjustments, partially offset by state and foreign income taxes. The quarter ended January 3, 2004 included a tax benefit of $3.7 million related to tax audits completed in 2003. The year-to-date tax benefit for the period then ended also included $3.0 million recorded to reduce the deferred tax asset valuation allowance following the completion of the company’s 2002 federal income tax return, which resulted in a larger refund than previously estimated, partially offset by state and foreign income taxes.

(7) In 2003 the company exited its consumer finance business, HomePride Finance Corp. Related amounts are presented as discontinued operations. In the year-to-date period of 2004, the company recorded income from discontinued operations due to the settlement of contractual obligations.

(8) EPS for periods reported reflect the adoption of EITF 03-6, which requires the use of the two-class method for enterprises with participating securities. The company’s participating securities consist of its convertible preferred stock and common stock warrant, which may participate in dividends paid on common stock pursuant to the terms of the securities. The company has no plans to pay dividends on its common stock in the near term.

(9) During the first quarter of 2003, the company finalized a $75 million revolving credit facility, which was used to issue letters of credit to replace cash collateral and resulted in the release of $49.8 million of restricted cash and $9.6 million of cash deposits. At the end of December 2004, the company had $60.3 million of letters of credit issued and no borrowings outstanding under this facility.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION (UNAUDITED)

	Three Months Ended			Twelve Months Ended
	Jan. 1,	Jan. 3,	%	Jan. 1,	Jan. 3,	%
	2005	2004	Change	2005	2004	Change
MANUFACTURING
Homes sold
HUD Code
Multi-section	3,855	4,382	(12%)	15,981	18,753	(15%)
Single-section	650	704	(8%)	2,801	3,215	(13%)

Total HUD Code	4,505	5,086	(11%)	18,782	21,968	(15%)
Modular	849	811	5%	3,274	2,619	25%
Canadian	226	203	11%	922	896	3%

Total homes sold	5,580	6,100	(9%)	22,978	25,483	(10%)
Less: intercompany	382	464	(18%)	1,877	2,629	(29%)

Homes sold to independent retailers/builders	5,198	5,636	(8%)	21,101	22,854	(8%)

Total floors sold	10,693	11,820	(10%)	44,036	48,506	(9%)

Floors sold per average plant	369	369		1,499	1,411	6%

Multi-section mix	85%	86%		85%	84%

Average home prices
Total	$43,700	$39,200	11%	$42,000	$37,100	13%
HUD Code	$40,900			$39,400
Modular	$55,900			$54,000

Manufacturing facilities at period end	29	30	(3%)	29	30	(3%)

RETAIL
Homes sold
New homes	546	820	(33%)	2,290	3,432	(33%)
Pre-owned homes	339	306	11%	1,239	1,233	0%

Total homes sold	885	1,126	(21%)	3,529	4,665	(24%)

% Champion-produced new homes sold	88%	94%		89%	95%

New multi-section mix	92%	91%		92%	87%

Average number of new homes in inventory per sales center at period end	13.1	13.1		13.1	13.1

Average new home retail price	$109,300	$89,100	23%	$101,100	$78,300	29%

Average number of new homes retail sold per sales center per month	2.3	2.7	(15%)	2.4	2.5	(4%)

Average number of total homes retail sold per sales center per month	3.6	4.0	(10%)	3.7	3.5	6%

Sales centers at period end	60	78	(23%)	60	78	(23%)

CONSOLIDATED AT PERIOD END (in thousands)
Contingent repurchase obligations (est.)	$250,000	$245,000		$250,000	$245,000
Shares issued and outstanding	72,358	65,470	11%	72,358	65,470	11%

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